Exhibit 99

Corn Products International, Inc.

Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
07/27/2010 — 0530 ET	John Barry, (708) 551-2592 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL REPORTS 2010 SECOND-QUARTER RESULTS

REPORTED DILUTED EPS OF $0.48 VERSUS A LOSS OF $1.13 LAST YEAR

DILUTED EPS EXCLUDING NON-RECURRING ITEMS OF $0.75 VERSUS $0.34 LAST YEAR

DOUBLE DIGIT VOLUME INCREASES ACROSS ALL THREE REGIONS

WESTCHESTER, IL., July 27, 2010 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported 2010 second-quarter net income of $37 million, or $0.48 per diluted share (“EPS”) compared to a net loss of $85 million, or $1.13 EPS in the same period last year.  The second-quarter 2010 results include an $18 million charge, or $0.23 EPS, from the impairment of the Company’s plant in Llay-Llay, Chile, and an after-tax charge of $3 million, or $0.04 EPS, related to the pending National Starch acquisition.  The second-quarter 2009 results include after-tax impairment and restructuring charges of $110 million, with a negative EPS impact of $1.47.

Excluding National Starch acquisition costs and impairment and restructuring charges, second-quarter 2010 adjusted EPS was $0.75, a 121 percent improvement over the second-quarter 2009 adjusted EPS of $0.34.  Diluted weighted average shares outstanding in the second quarter of 2010 were 76.6 million, up from 74.8 million in the same quarter last year.

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“I am pleased to report that we had another very good quarter,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “We saw strong volume recovery across all our regions.   In North America, we continued to see strong demand from the beverage industry in Mexico.  In South America, volume growth was led by our customers in the brewing, confectionary, processed foods, and packaging industries.  Volume improvement in Asia/Africa was led by customer demand for sweeteners and starches in South Korea and the confectionary and textile industries in Pakistan.”

Net sales of $1 billion in the second quarter of 2010 increased 10 percent versus $912 million in the prior-year period. The primary contributors to growth in net sales were a positive $143 million from higher volumes and a positive $44 million from stronger foreign currencies, partially offset by a negative $96 million from lower price/mix.  The price/mix decline was largely attributable to North America and reflected the normal correlation between lower corn costs and the corresponding decline in selling prices.

Second-quarter 2010 gross profit of $164 million improved 47 percent versus $112 million a year ago. The gross margin of 16.3 percent compared favorably to 12.2 percent last year. The improvement in gross profit was attributable to cost improvement due to higher utilization rates, lower unit corn costs, cost reduction programs, and stronger foreign currencies.

Operating expenses in the second quarter were $73 million, including $4 million of cost related to the pending acquisition of National Starch.  Excluding the National Starch acquisition costs, operating expenses were $69 million, or 6.9 percent of net sales, versus $61 million, or 6.7 percent of net sales, last year.  The increase in operating expenses reflects a return to more historical run rates, the impact of stronger currencies, and higher costs.

Operating income for the second quarter of 2010 was $77 million, versus an operating loss of $73 million last year.  Second quarter 2010 results include an asset impairment charge for the Company’s plant in

Chile.  The Llay-Llay plant suffered damage during a major earthquake that occurred in Chile on February 27, 2010.   After receiving a completed engineering report in the second quarter, the Company recorded an impairment charge of $18 million.  Excluding this impairment charge and $4 million of costs related to the pending National Starch acquisition, second quarter 2010 adjusted operating income was $99 million, a 90 percent improvement compared to $52 million last year, excluding $125 million in impairment and restructuring charges.

Net financing costs in the second quarter of 2010 were $7 million versus $11 million last year, down $4 million on a combination of lower debt, higher cash balances and a positive $2.5 million swing in foreign exchange. The second-quarter 2010 tax rate was 44.3 percent versus 1.1 percent last year, reflecting the impact of the impairment charge in 2010, the 2009 impairment and restructuring charges and National Starch acquisition-related costs along with changes in earnings mix and discrete items.

Regional Business Segment Performance

Regional results for the quarter ended June 30, 2010 were as follows:

North America

Net sales of $583 million were flat against last year as higher volumes of $83 million and a $12 million positive impact from a stronger Canadian dollar were offset by lower price/mix of $97 million. The decline in price/mix reflected the normal correlation between finished product pricing and a 23 percent decline in corn costs versus last year.  Operating income of $60 million increased 78 percent from $33 million last year, primarily due to volume growth, improved plant utilization rates, and cost reduction programs. The operating income margin increased to 10.2 percent from 5.7 percent last year.

South America

Net sales of $287 million increased 26 percent compared with $228 million a year ago, primarily due to improved volumes of $36 million and the impact of favorable foreign currency translation of $27 million, partially offset by unfavorable price/mix of $4 million due to lower co-product prices.  Gross corn cost per ton on a dollar basis increased 2 percent versus last year.  Operating income increased 48 percent to $39 million, compared with $26 million in the prior year. The operating income margin was 13.6 percent, up from 11.6 percent in the same period last year.

Asia/Africa

Net sales of $134 million increased 35 percent versus $99 million last year, primarily due to the higher volumes of $25 million, and improved price/mix and favorable foreign currency translation of $5 million each.  Gross corn cost per ton declined 5 percent versus last year. Operating income of $13 million was up from $6 million last year, reflecting the improved business performance in South Korea and Pakistan.  The operating income margin was 9.6 percent, up from 5.7 percent in the second quarter of 2009.

Balance Sheet and Cash Flow

At June 30, 2010, total debt and cash and cash equivalents were $599 million and $326 million respectively, versus $544 million and $175 million respectively at year-end 2009.

Cash provided from operations in the first half of 2010 was $185 million.   Capital expenditures, net of proceeds on disposals, were $56 million. Cash provided by financing activities was $24 million.    The change in cash and cash equivalents for the six months ended June 30, 2010 was $151 million.

2010 Outlook

“On a comparable basis to the Company’s prior 2010 earnings per share outlook, which was $2.25 to $2.60, we are revising the range to incorporate the strong first half performance.  The revised comparable range is

$2.55 to $2.75, which would put the second half of 2010 in a range of $1.17 to $1.37.  This range excludes the impact associated with the impending National Starch transaction and the impairment of the company’s Chilean plant and assumes a more normalized tax rate.

National Starch Transaction

“I am pleased to report that we are making good progress with respect to the National Starch acquisition,” said Ilene Gordon.  “Our integration work is underway and we are progressing with regulatory approvals.  We expect the transaction to close near the end of September or early October of 2010.”

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com. Individuals without Internet access may listen to the live conference call by dialing 719-325-2199.  A replay of the audio call will be available through Tuesday, August 10, by calling 719-457-0820 and using passcode 2346756.

About the Company

Corn Products International, headquartered in Westchester, IL, is a leading global provider of agriculturally derived ingredients for diversified markets with operations in 13 countries at 28 plants, including wholly owned businesses, affiliates, and joint ventures.  In 2009, Corn Products International reported net sales of $3.67 billion.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income (Losses)

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(In millions, except per share amounts)	2010	2009	%	2010	2009	%
Net sales before shipping and handling costs	$1,065.6	$965.6	10%	$2,060.6	$1,846.4	12%
Less: shipping and handling costs	62.6	54.0	16%	120.3	103.7	16%
Net sales	$1,003.0	$911.6	10%	$1,940.3	$1,742.7	11%
Cost of sales	839.2	800.1	5%	1,633.6	1,538.3	6%
Gross profit	$163.8	$111.5	47%	$306.7	$204.4	50%

Operating expenses	73.2	61.0	20%	143.0	115.7	24%
Other (income), net	(4.0)	(1.3)		(5.4)	(2.2)
Impairment / restructuring charges	18.1	125.0		20.8	125.0
Operating income (loss)	$76.5	$(73.2)	205%	$148.3	$(34.1)	535%
Financing costs, net	6.8	10.8	(37)%	11.5	22.2	(48)%
Income (loss) before income taxes	$69.7	$(84.0)	183%	$136.8	$(56.3)	343%
Provision (benefit) for income taxes	30.9	(0.9)		53.0	8.5
Net income (loss)	$38.8	$(83.1)	147%	$83.8	$(64.8)	229%
Less: Net income attributable to non-controlling interests	2.0	1.7	18%	3.5	3.3	6%
Net income (loss) attributable to CPI	$36.8	$(84.8)	143%	$80.3	$(68.1)	218%

Earnings (Loss) per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	75.5	74.8		75.4	74.8
Diluted	76.6	74.8		76.5	74.8

Earnings (loss) per common share of CPI:
Basic	$0.49	$(1.13)	143%	$1.06	$(0.91)	216%
Diluted	$0.48	$(1.13)	142%	$1.05	$(0.91)	215%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$326	$175
Accounts receivable — net	472	440
Inventories	399	394
Prepaid expenses	32	13
Deferred income tax assets	25	23
Total current assets	1,254	1,045

Property, plant and equipment — net	1,515	1,564
Goodwill and other intangible assets	243	245
Deferred income tax assets	2	3
Investments	11	10
Other assets	81	85
Total assets	$3,106	$2,952

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$100	$136
Deferred income taxes	—	9
Accounts payable and accrued liabilities	476	420
Total current liabilities	576	565

Non-current liabilities	148	142
Long-term debt	499	408
Deferred income taxes	111	111
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2009) stated at redemption value	—	14
Share-based payments subject to redemption	6	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 75,419,870 and 74,819,774 shares issued at June 30, 2010 and December 31, 2009, respectively	1	1
Additional paid-in capital	1,101	1,082
Less: Treasury stock (common stock; 168,455 and 433,596 shares at June 30, 2010 and December 31, 2009, respectively) at cost	(6)	(13)
Accumulated other comprehensive loss	(332)	(308)
Retained earnings	979	919
Total CPI stockholders’ equity	1,743	1,681
Non-controlling interests	23	23
Total equity	1,766	1,704

Total liabilities and equity	$3,106	$2,952

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2010	2009

Cash provided by operating activities:
Net income (loss)	$84	$(65)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of impaired assets	19	124
Depreciation and amortization	70	62
(Increase) decrease in margin accounts	(43)	127
Decrease (increase) in other trade working capital	54	(31)
Other	1	(6)
Cash provided by operating activities	185	211

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(56)	(66)
Other	—	(1)
Cash used for investing activities	(56)	(67)

Cash provided by (used for) financing activities:
Proceeds from (payments on) debt, net	59	(50)
Bridge financing costs	(16)	—
Issuance (repurchase) of common stock, net	2	(2)
Dividends paid (including to non-controlling interests)	(23)	(23)
Excess tax benefit on share-based compensation	2	—
Cash provided by (used for) financing activities	24	(75)

Effect of foreign exchange rate changes on cash	(2)	(1)
Increase in cash and cash equivalents	151	68
Cash and cash equivalents, beginning of period	175	107
Cash and cash equivalents, end of period	$326	$175

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2010	2009	%	2010	2009	%
Net Sales
North America	$582.7	$584.4	0%	$1,123.4	$1,115.7	1%
South America	286.6	228.2	26%	564.3	442.7	27%
Asia/Africa	133.7	99.0	35%	252.6	184.3	37%
Total	$1,003.0	$911.6	10%	$1,940.3	$1,742.7	11%

Operating Income (Loss)
North America	$59.6	$33.4	78%	$98.0	$53.8	82%
South America	39.1	26.4	48%	77.7	54.1	44%
Asia/Africa	12.9	5.6	130%	26.0	7.4	251%
Corporate	(13.1)	(13.6)	(4)%	(25.7)	(24.4)	5%
Sub-total	98.5	51.8	90%	176.0	90.9	94%
Impairment / restructuring charges	(18.1)	(125.0)		(20.8)	(125.0)
Acquisition costs	(3.9)	—		(6.9)	—
Total	$76.5	$(73.2)	205%	$148.3	$(34.1)	535%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2010 and 2009, were $35 million and $30 million, respectively. Capital expenditures for the full year 2010 are anticipated to be in the range of $150 million to $175 million.

III.  Non-GAAP Information

The presentation below contains information that is not prepared in accordance with Generally Accepted  Accounting Principles (“GAAP”) and is provided for analytical purposes only.  Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s results, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results. The information presented should not be used as a substitute for our financial results under GAAP.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009		June 30, 2010		June 30, 2009
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income (loss) attributable to CPI	$36.8	$0.48	$(84.8)	$(1.13)	$80.3	$1.05	$(68.1)	$(0.91)

Add back:

Impairment/restructuring charges, net of income tax benefit of $0.4 million and $14.7 million in 2010 and 2009, respectively	17.7	0.23	110.3	1.47	20.4	0.27	110.3	1.47

Acquisition costs, net of income tax benefit of $0.8 million and $2.0 million, respectively	3.1	0.04	—	—	4.9	0.06	—	—

Non-GAAP net income	$57.6	$0.75	$25.5	$0.34	$105.6	$1.38	$42.2	$0.56

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2010	2009	2010	2009

Operating income (loss)	$76.5	$(73.2)	$148.3	$(34.1)

Add back:

Impairment/restructuring charges	18.1	125.0	20.8	125.0

Acquisition costs	3.9	—	6.9	—

Non-GAAP operating income	$98.5	$51.8	$176.0	$90.9